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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Dyax Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DYAX CORP.
300 TECHNOLOGY SQUARE
CAMBRIDGE, MA 02139
(617) 250-5500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 15, 2008

        The 2008 Annual Meeting of Stockholders of Dyax Corp., a Delaware corporation ("Dyax"), will be held at the offices of Dyax Corp., 300 Technology Square, Cambridge, Massachusetts, at 2:00 p.m. on Thursday, May 15, 2008, for the following purposes:

  1.
  To elect three Class II directors to serve until the 2011 Annual Meeting of Stockholders.

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as Dyax's independent registered public accounting firm for the 2008 fiscal year.

  3.
  To transact any other business that may properly come before the meeting or any adjournment of the meeting.

        Only stockholders of record at the close of business on April 4, 2008 will be entitled to vote at the meeting or any adjournment of the meeting.

        It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the meeting and wish to vote in person, your proxy will not be used.

                      By order of the Board of Directors,
                      Nathaniel S. Gardiner
                      Secretary

April 14, 2008

DYAX CORP.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD
MAY 15, 2008

        Our Board of Directors is soliciting your proxy with the enclosed proxy card for use at our 2008 Annual Meeting of Stockholders to be held at our offices at 300 Technology Square, Cambridge, Massachusetts at 2:00 p.m. on Thursday, May 15, 2008, and at any adjournments of the meeting. The approximate date on which this proxy statement and accompanying proxy card are first being sent or given to stockholders is April 14, 2008.

General Information About Voting

        Who can vote.    You will be entitled to vote your shares of Dyax common stock at the annual meeting if you were a stockholder of record at the close of business on April 4, 2008. As of that date, 60,519,795 shares of common stock were outstanding. You are entitled to one vote for each share of common stock that you held on that date.

        How to vote your shares.    You can vote your shares either by attending the annual meeting and voting in person or by voting by proxy. If you choose to vote by proxy, please complete, sign, date and return the enclosed proxy card. The proxies named in the enclosed proxy card will vote your shares as you have instructed. If you sign and return the proxy card without indicating how you wish your shares to be voted, the proxies will vote your shares in favor of the proposals contained in this proxy statement, as recommended by our Board of Directors. Even if you plan to attend the meeting, please complete and mail your proxy card to ensure that your shares are represented at the meeting. If you attend the meeting, you can still revoke your proxy by voting in person at the meeting.

        How you may revoke your proxy.    You may revoke the authority granted by your executed proxy at any time before its exercise by filing with Dyax, Attention: Nathaniel S. Gardiner, Secretary, a written revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

        Quorum.    A quorum of stockholders is required in order to transact business at the annual meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, represented either in person or by proxy, to constitute a quorum for the transaction of business. If your shares are held in a brokerage account, you must make arrangements with your broker or bank to vote your shares in person or to revoke your proxy.

        Abstentions and broker non-votes.    "Broker non-votes" are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals. Abstentions and broker non-votes will be considered present for purposes of determining a quorum for a matter.

        Householding of Annual Meeting Materials.    Some banks, brokers and other nominee record holders may be "householding" our proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at our principal executive offices, 300 Technology Square, Cambridge, Massachusetts 02139, Attn: Investor Relations, telephone: (617) 225-2500. In the future, if you want to receive separate copies of the proxy statement or annual report to stockholders, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Share Ownership

        The following table and footnotes set forth certain information regarding the beneficial ownership of our common stock as of March 15, 2008 by (i) persons known by us to be beneficial owners of more than 5% of our common stock, (ii) each of our current executive officers and our executive officers named in the Summary Compensation Table included in "Executive Compensation" below, (iii) our directors and (iv) all our current executive officers and directors as a group.

	Number of Shares Beneficially Owned
Beneficial Owner
	Shares(1)	Percent
Royce & Associates, LLC(2)	5,836,060	9.64%
Federated Investors, Inc. and certain related entities(3)	5,382,200	8.89%
Genzyme Corporation(4)	4,969,820	8.21%
Pennant Capital Management LLC(5)	3,748,800	6.19%
Constantine E. Anagnostopoulos, Ph.D.(6)	104,645	*
Susan B. Bayh(7)	50,000	*
James W. Fordyce(8)	92,590	*
Mary Ann Gray, Ph.D.(9)	51,750	*
Thomas L. Kempner(10)	2,603,452	4.30%
Henry R. Lewis, Ph.D.(11)	123,007	*
David J. McLachlan(12)	95,600	*
Henry E. Blair(13)	1,426,065	2.36%
Gustav Christensen(14)	75,907	*
Stephen S. Galliker(15)	492,511	*
Ivana Magovcevic-Liebisch, Ph.D., J.D.(16)	305,122	*
William E. Pullman, BMedSc, M.B., B.S., Ph.D.(17)	24,915	*
Clive R. Wood, Ph.D.(18)	273,470	*
Thomas R. Beck, M.D.(19)	245,000	*
All Current Directors and Executive Officers as a Group (13 Persons)(20)	5,719,034	9.45%

*
Less than 1%

(1)
The persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned by them, except as noted below.

(2)
On January 28, 2008, Royce & Associates, LLC filed a Schedule 13G with the Securities and Exchange Commission (the "SEC"). The Schedule 13G states that Royce & Associates, LLC has sole voting power over 5,836,060 shares of common stock and sole dispositive power over 5,836,060 shares. The address of Royce & Associates, LLC is 1414 Avenue of the Americas, New York, NY 10019.

(3)
On February 13, 2008, Federated Investors, Inc. filed a Schedule 13G with the SEC. The Schedule 13G states that Federated Investors, Inc. has sole voting power over 5,382,200 shares of common stock and sole dispositive power over 5,382,200 shares. The address of Federated Investors, Inc. is Federated Investors Tower, Pittsburgh, PA 15222-3779. Federated Investors, Inc. is the parent holding company of Federated Investment Management Company, Federated

  Investment Counseling, and Federated Global Investment Management Corp. (the "Investment Advisers"), which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in us. The Investment Advisers are wholly owned subsidiaries of FII Holdings, Inc., which is a wholly owned subsidiary of Federated Investors, Inc. All of Federated Investors' outstanding voting stock is held in the Voting Shares Irrevocable Trust for which John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue act as trustees.

(4)
On February 23, 2007, Genzyme Corporation filed a Schedule 13G with the SEC. The Schedule 13G states that Genzyme Corporation has sole voting power over 4,969,820 shares of common stock and sole dispositive power over 4,969,820 shares. The address of Genzyme Corporation is 500 Kendall Street, Cambridge, MA 02142.

(5)
On February 14, 2008, Pennant Capital Management LLC filed a Schedule 13G with the SEC. The Schedule 13G states that Pennant Capital Management LLC has sole voting power over 3,748,800 shares of common stock and sole dispositive power over 3,748,800 shares. The address of Royce & Associates, LLC is 26 Main Street, Suite 203, Chatham, NJ 07928.

(6)
Includes (i) 13,585 shares which are held in a trust for the benefit of Dr. Anagnostopoulos' spouse, of which Dr. Anagnostopoulos is a trustee, and (ii) 91,060 shares of common stock issuable to Dr. Anagnostopoulos upon exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(7)
Consists entirely of shares of common stock issuable to Ms. Bayh upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(8)
Includes 69,770 shares of common stock issuable to Mr. Fordyce upon exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(9)
Includes 41,750 of shares of common stock issuable to Dr. Gray upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(10)
Includes (i) 1,120,233 shares of common stock held in trusts for the benefit of Mr. Kempner's brother's children, Mr. Kempner's children and Mr. Kempner, of which Mr. Kempner is a trustee, (ii) 5,021 shares held by Mr. Kempner's spouse, (iii) 11,792 shares held by Pinpoint Partners Corporation, of which Mr. Kempner is President, (iv) 53,764 shares owned by Loeb Investors Co. IX, of which Mr. Kempner is the Managing Partner, and (v) 1,308,810 shares owned by Loeb Holding Corporation, of which Mr. Kempner is the Chairman and Chief Executive Officer, and as to which Mr. Kempner disclaims beneficial ownership except to the extent of his pecuniary interest. Also includes 71,500 shares of common stock issuable to Mr. Kempner upon exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(11)
Includes 91,060 shares of common stock issuable to Dr. Lewis upon exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(12)
Includes 81,500 shares of common stock issuable to Mr. McLachlan upon exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(13)
Includes (i) 114,100 shares which are held in a trust for the benefit of Mr. Blair's spouse and child, as to which Mr. Blair disclaims beneficial ownership, and (ii) 697,744 shares of common stock issuable to Mr. Blair upon exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(14)
Includes 65,907 shares of common stock issuable to Mr. Christensen upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(15)
Includes 429,369 shares of common stock issuable to Mr. Galliker upon exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(16)
Includes 295,585 shares of common stock issuable to Dr. Magovcevic-Liebisch upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(17)
Consists entirely of shares of common stock issuable to Dr. Pullman upon the exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(18)
Includes 268,251 shares of common stock issuable to Dr. Wood upon exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(19)
Consists entirely of 245,000 shares of common stock issuable to Dr. Beck upon exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

(20)
See Notes 6 through 18. Includes 2,278,411 shares of common stock issuable upon exercise of outstanding options exercisable within the 60-day period following March 15, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

        Our executive officers and directors and persons who own beneficially more than 10% of our equity securities are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in their ownership of our securities with the SEC. They must also furnish copies of these reports to us. Based solely on a review of the copies of reports furnished to us and written representations that no other reports were required, we believe that for 2007 our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that (i) one report covering the exercise of options to purchase shares of our common stock was filed late on behalf of Henry Blair and (ii) one report covering a purchase of shares of our common stock by Loeb Holding Corporation was filed late on behalf of Thomas Kempner.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board of Directors has fixed the number of directors at eight. Under our charter, our Board is divided into three classes, with each class having as nearly as possible an equal number of directors. The term of one class expires, with their successors being subsequently elected to a three-year term, at each annual meeting of stockholders. At the 2008 Annual Meeting, three Class II Directors will be elected to hold office for three years until their successors are elected and qualified. Our Board of Directors has nominated James W. Fordyce, Mary Ann Gray and Thomas L. Kempner for re-election as Class II Directors at the upcoming annual meeting. Each has consented to serve, if elected. If any nominee is unable to serve, proxies will be voted for any replacement candidate nominated by our Board of Directors.

Votes Required

        Directors will be elected by a plurality of the votes cast by the stockholders entitled to vote on this proposal at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Nominees for Director

        The following table contains biographical information as of March 15, 2008 about the nominees for Class II Director and current directors whose terms of office will continue after the annual meeting.

Name and Age	Business Experience During Past Five Years and Other Directorships	Director Since
	Class II Directors (present term expires in 2008)
James W. Fordyce Age: 65
	James W. Fordyce has been a director of Dyax since 1995. Mr. Fordyce is currently Managing Partner of MEDNA Partners LLC, a private advisory firm. From 1981 to 2004 he was a general partner of Prince Ventures LP, a venture capital management firm focused on investments in medicine and the life sciences. From 1998 to 2004, Mr. Fordyce also served as the Managing Member of Fordyce & Gabrielson LLC, a private investment management firm. He is a member of the Board of Directors of several privately-held companies and currently serves as Chairman of the Board of Directors of the Albert and Mary Lasker Foundation.	1995

Mary Ann Gray Age: 55	Mary Ann Gray, Ph.D. has been a director of Dyax since February 2004. Dr. Gray established Gray Strategic Advisors, LLC in August 2003 to provide strategic advice to both public and private biotechnology companies. From 1999 to July 2003, she served as a Senior Analyst and Portfolio Manager of the Federated Kaufmann Fund, focusing on both public and private healthcare investments. Prior to joining the Kaufmann Fund, Dr. Gray was a sell-side biotechnology analyst with Kidder Peabody, and held similar positions with Warburg Dillon Read and with Raymond James & Associates. Additionally, Dr. Gray has over twelve years of experience as a scientist in academia and industry. She held scientific positions at Schering Plough Corporation and NeoRx Corporation, and early in her career Dr. Gray managed pre-clinical toxicology studies for the National Cancer Institute through Battelle Memorial Institute. She is also a director of Telik, Inc., Acadia Pharmaceuticals, Inc., and GTC Biotherapeutics, Inc., all biotechnology companies.	2004
Thomas L. Kempner Age: 80	Thomas L. Kempner has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before its merger with Dyax. Mr. Kempner has been Chairman and Chief Executive Officer of Loeb Partners Corporation, an investment banking firm, and its predecessors since 1978. He is also President of Pinpoint Partners Corporation, the general partner of the Loeb Investment Partnerships. Mr. Kempner is a director of FuelCell Energy, IGENE BioTechnology, Inc., and Intersections, Inc. Mr. Kempner also serves as a director emeritus of Northwest Airlines, Inc.	1995
	Class III Directors (present term expires in 2009)
Constantine E. Anagnostopoulos Age: 85	Constantine E. Anagnostopoulos, Ph.D. has been a director of Dyax since 1991. From 1987 to 2006, he served as Managing General Partner of Gateway Associates L.P., a venture capital management firm. Dr. Anagnostopoulos is a retired corporate officer of Monsanto Company and a retired lead director of Genzyme Company, having served on its board from 1985 to 2005. He is also a director of a number of privately held biotechnology companies.	1991
Henry R. Lewis Age: 82	Henry R. Lewis, Ph.D. has been a director of Dyax since 1995, and previously was a director of Protein Engineering Corporation before its merger with Dyax. He has also served as our Lead Director since 2003. From 1986 to 1991, Dr. Lewis was the Vice Chairman of the board of directors of Dennison Manufacturing Company. From 1982 to 1986, he also served as a Senior Vice President at Dennison. Dr. Lewis was a director of Genzyme Corporation from 1986 until 2000.	1995

David J. McLachlan Age: 69	David J. McLachlan has been a director of Dyax since 1999. He was the Executive Vice President and Chief Financial Officer of Genzyme Corporation from 1989 to 1999 and a senior advisor to Genzyme's chairman and chief executive officer through June 2004. Prior to joining Genzyme, Mr. McLachlan served as Chief Financial Officer and Vice President of Adams-Russell Company, an electronic component supplier and cable television operator. Mr. McLachlan currently serves on the Board of Directors of HearUSA Inc., a hearing care company, and Skyworks Solutions, Inc., a manufacturer of analog, mixed signal and digital semiconductors for mobile communications.	1999
	Class I Directors (present term expires in 2010)
Susan B. Bayh Age: 48	Susan B. Bayh has been a director of Dyax since 2003. Ms. Bayh served as the Commissioner of the International Commission between the U.S. and Canada from 1994 to 2000, overseeing compliance with environmental and water level treaties for the United States-Canadian border. From 1994 to 2001, Ms. Bayh served as a Distinguished Visiting Professor at the College of Business Administration at Butler University. From 1989 to 1994, Ms. Bayh was an attorney in the Pharmaceutical Division of Eli Lilly and Company, where she focused on marketed products, clinical trials and regulatory issues. Previously, she practiced law, specializing in litigation, utility, corporate and antitrust law. Currently, Ms. Bayh serves as a director of Dendreon Corporation, Curis, Inc. and Nastech Pharmaceutical Co., Inc., all biotechnology companies, Wellpoint, Inc., a health benefits company, and Emmis Communications Corporation, a diversified media company.	2003
Henry E. Blair Age: 64	Henry E. Blair is Chairman, President and Chief Executive Officer of Dyax Corp. and has been a director and officer of Dyax since co-founding the company in 1989. He has served as Chief Executive Officer of Dyax since 1997 and as its Chairman of the Board since its merger with Protein Engineering Corporation in 1995. Mr. Blair has over thirty years of experience working in the biopharmaceutical industry. In addition to Dyax, he co-founded Genzyme Corporation. His enzyme replacement therapy research for Gaucher disease, while at Tufts University School of Medicine, was largely responsible for Genzyme's first therapeutic program and flagship product, Cerezyme®. He also co-founded Biocode, Inc., GelTex Pharmaceuticals, Inc., and Biotage, Inc., the predecessor to Dyax Corp. Additionally, Mr. Blair has previously served on several public companies' boards, particularly during their start-up phases, including GTC Biotherapeutics, Inc., Esperion Therapeutics, Inc., Celtrix Pharmaceuticals, Inc. and DynaGen, Inc. In addition to these directorships, Mr. Blair has served on the board of overseers at Tufts University School of Medicine and the Lahey Hitchcock Clinic and was a trustee of the Harvard-affiliated Center for Blood Research, Inc. (now the Immune Disease Institute).	1989

THE BOARD RECOMMENDS A VOTE FOR THE THREE DIRECTOR NOMINEES

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The firm of PricewaterhouseCoopers LLP, an independent registered public accounting firm, has audited our financial statements for the each of the years ending December 31, 2007, 2006 and 2005. Our Audit Committee has appointed them to serve as our auditors for the fiscal year ending December 31, 2008. Detailed disclosure of the audit and tax fees we paid to PricewaterhouseCoopers LLP in 2007 and 2006 may be found in "Audit Fees" below. Based on these disclosures and information in the Audit Committee Report provided elsewhere in this proxy statement, our Audit Committee is satisfied that PricewaterhouseCoopers LLP is sufficiently independent of management to perform its duties properly. Although not legally required to do so, our Board considers it desirable to seek, and recommends, stockholder ratification of our selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2008. If the stockholders fail to ratify our selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of Dyax and its stockholders.

Votes Required

        The ratification of PricewaterhouseCoopers LLP as our independent public accounting firm will require the affirmative vote of a majority of votes cast at the meeting. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and, therefore, will not affect the results of voting.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE
APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

CORPORATE GOVERNANCE

Board and Committee Matters

        Independence.    Our Board of Directors has determined that each of the current directors, as well as those standing for re-election, are independent directors as defined by applicable NASDAQ Stock Market standards governing the independence of directors, except for Henry E. Blair, our Chairman, Chief Executive Officer and President. In addition, Henry R. Lewis currently serves as our Lead Director. The Lead Director is an independent director designated by the Board of Directors to preside at executive sessions of the Board.

        Board Meetings and Committees.    Our Board of Directors held eight meetings during 2007. Furthermore, the independent directors held executive sessions at three meetings of the Board. During 2007, each of the directors then in office attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees of the Board of Directors on which such director then served. In 2007, all of our directors attended the annual meeting of stockholders. Continuing directors and nominees for election as directors in a given year are required to attend the annual meeting of stockholders, barring significant commitments or special circumstances.

        Stockholder Communications.    Any stockholder wishing to communicate with our Board of Directors, a particular director or the chair of any committee of the Board of Directors may do so by sending written correspondence to our principal executive offices, to the attention of our General

Counsel, Ivana Magovcevic-Liebisch, Ph.D., J.D. All such communications will be delivered to the Board of Directors or the applicable director or committee chair.

        Our Board of Directors has three standing committees: Audit Committee, Compensation Committee and Nominating and Governance Committee.

        Audit Committee.    The Audit Committee has authority to select and engage our independent registered public accounting firm and is responsible for reviewing our audited financial statements, accounting processes and reporting systems. The Audit Committee also discusses the adequacy of our internal financial controls with our management and our independent registered public accounting firm. In addition, the Audit Committee is responsible for overseeing the independence of, and approving all services provided by, our independent registered public accounting firm.

        The current members of the Audit Committee are Messrs. McLachlan (Chair), Fordyce and Lewis and Dr. Gray.

        Our Board of Directors has considered and concluded that each of the current members of the Audit Committee satisfy the independence and financial literacy and expertise requirements as defined by applicable NASDAQ Stock Market standards governing the qualifications of audit committee members. Additionally, our Board of Directors has determined that all of the members of the Audit Committee qualify as audit committee financial experts under the rules of the SEC.

        The Audit Committee held five meetings during 2007. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee last reviewed the charter in February 2007 and determined that no further amendments were needed at that time. For more information about the Audit Committee, including its audit services pre-approval procedures, see "Audit Committee Report" and "Audit Fees" below.

        Compensation Committee.    Our Compensation Committee is responsible for establishing cash compensation policies with respect to our executive officers and directors, determining the compensation to be paid to our executive officers and administering our equity incentive and stock purchase plans.

        The members of the Compensation Committee are Messrs. Kempner (Chair), Anagnostopoulos and Lewis and Ms. Bayh.

        The Compensation Committee held eight meetings during 2007. The Compensation Committee operates under a written charter adopted by the Board, which is available on our website at www.dyax.com. The Compensation Committee last reviewed the charter in February 2007 and recommended amendments, which were approved by the Board.

        Nominating and Governance Committee.    Our Nominating and Governance Committee identifies individuals qualified to become Board members and recommends to the Board the director nominees for the next annual meeting of stockholders and candidates to fill vacancies on the Board. Additionally, the Committee recommends to the Board the directors to be appointed to Board committees. The Committee also develops and recommends to the Board a set of corporate governance guidelines applicable to the Board and to the Company and oversees the effectiveness of our corporate governance in accordance with those guidelines. The members of the Nominating and Governance Committee are Dr. Gray (Chair) and Ms. Bayh and Messrs. Anagnostopoulos, Fordyce, Lewis, McLachlan and Kempner, each of whom the Board has determined meets the independence requirements as defined by applicable NASDAQ Stock Market standards governing the independence of directors. The Committee held five meetings during 2007. The Nominating and Governance Committee operates pursuant to a written charter, which is available on our website at www.dyax.com.

        The Nominating and Governance Committee considers candidates for Board membership suggested by its members and other Board members. Additionally, in selecting nominees for directors, the Nominating and Governance Committee will review candidates recommended by stockholders in the same manner and using the same general criteria as candidates recruited by the Committee and/or recommended by the Board. Any stockholder who wishes to recommend a candidate for consideration by the Committee as a nominee for director should follow the procedures set forth in "Stockholder Recommendations for Director Nominations" below. The Nominating and Governance Committee will also consider whether to nominate any person proposed by a stockholder in accordance with the provisions of our bylaws relating to stockholder nominations as described in "Deadline for Stockholder Proposals and Director Nominations" below.

        Once the Nominating and Governance Committee has identified a prospective nominee, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries made to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. The Committee then evaluates the prospective nominee against the standards and qualifications set out in our Corporate Governance Guidelines, which include among others:

  •
  whether the prospective nominee meets the independence requirements and audit committee qualifications defined under applicable NASDAQ Stock Market standards and audit committee financial expert requirements defined under applicable SEC rules and regulations;

  •
  the extent to which the prospective nominee's skills, experience and perspective add to the range of talent appropriate for the Board and whether such attributes are relevant to our business and industry;

  •
  the prospective nominee's ability to dedicate the time and resources sufficient for the diligent performance of Board duties; and

  •
  the extent to which the prospective nominee holds any position that would conflict with a director's responsibilities to Dyax.

        If the Committee's initial evaluation is positive, a sub-group of the Committee interviews the candidate. Upon completion of this evaluation and interview process, the Committee makes a recommendation to the full Board as to whether the candidate should be nominated by the Board and the Board determines whether to approve the nominee after considering the recommendation and report of the Committee.

Certain Relationships and Related Transactions

Policy on Related Person Transactions

        Our Board of Directors has recently adopted a written Policy on Related Person Transactions that sets forth our policies and procedures for the reporting, review, and approval or ratification of each related person transaction. Our Audit Committee is responsible for implementing this policy and determining that any related person transaction is in our best interests. The policy applies to transactions and other relationships that would need to be disclosed in this proxy statement as related person transactions pursuant to new SEC rules. In general, these transaction and relationships are defined as those involving a direct or indirect interest of any of our executive officers, directors, nominees for director and 5% stockholders, as well as specified members of the family or household of any of these individuals or stockholders, where we or any of our affiliates have participated in the transaction (either as a direct party or by arranging the transaction) and the transaction involves more than $120,000. In adopting this policy, our Board expressly excluded from its coverage any transactions, among others, involving compensation of our executive officers or directors that it or our Compensation Committee has expressly approved. The material terms of our existing agreements and arrangements with Genzyme Corporation, which beneficially owns more than 5% of our common stock, either have previously been approved by our Board before this policy was implemented or have been approved by our Audit Committee. Any material modification to the material terms of these agreements and arrangements will be subject to review by our Audit Committee under this policy.

Genzyme Corporation

        Genzyme Corporation became a greater than 5% stockholder of our company in February 2007 in connection with the termination of our collaboration with Genzyme for the development and commercialization of DX-88 for HAE. Pursuant to the termination agreement, Genzyme made a $17.0 million cash payment to the Dyax-Genzyme LLC. Furthermore, Genzyme assigned to Dyax all of its interests in the LLC, thereby transferring all the rights to the LLC's assets to Dyax, including the $17.0 million cash payment. As a result, following the termination, we owned all of the rights to DX-88 worldwide, including the right to develop and commercialize DX-88 in HAE. In exchange, we issued to Genzyme 4.4 million shares of our common stock, which represented approximately 10% of our outstanding common stock immediately before the date of issue. Genzyme also agreed to provide us with transition services for a period following the termination of our agreements.

        The material terms of the February 2007 termination agreement with Genzyme were reviewed and approved by our Board of Directors and by our Audit Committee under our new Policy on Related Person Transactions. Since Mr. Blair was an outside director of Genzyme Corporation at the time of the termination, he recused himself from our Board's action on the termination agreement. In May 2007, Mr. Blair's term as a director of Genzyme expired and he did not stand for re-election.

        Prior to August 29, 2007, Genzyme held a senior secured promissory note issued by Dyax in May 2002. The promissory note, in the principal amount of $7.0 million, accrued interest at the prime rate plus 2%. Dyax's obligations under this note were secured by a collateralized $7.2 million letter of credit, which was classified as restricted cash on the Company's consolidated balance sheet. On August 29, 2007, Dyax paid all the principal and accrued interest due under this note and the $7.2 million letter of credit that secured the loan was released.

Compensation Committee Interlocks and Insider Participation

        During 2007, the Compensation Committee members were Messrs. Kempner (Chair), Anagnostopoulos and Lewis and Ms. Bayh. None of our executive officers served as a member of the board of directors or compensation committee of any other company that had one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS

        The following section provides biographical information as of March 15, 2008 about our current executive officers:

Name	Age	Position
Henry E. Blair	64	President, Chairman of the Board and Chief Executive Officer
Gustav Christensen	60	Executive Vice President and Chief Business Officer
Stephen S. Galliker	61	Executive Vice President, Finance and Chief Financial Officer
Ivana Magovcevic-Liebisch, Ph.D., J.D.	40	Executive Vice President of Administration and General Counsel
William E. Pullman, BMedSc, M.B., B.S., Ph.D.	54	Executive Vice President and Chief Development Officer
Clive R. Wood, Ph.D.	47	Executive Vice President, Discovery Research and Chief Scientific Officer

        Henry E. Blair is Chairman, President and Chief Executive Officer of Dyax Corp. and has been a director and officer of Dyax since co-founding the company in 1989. He has served as Chief Executive Officer since 1997 and served as Chairman of the Board of Dyax since its merger with Protein Engineering Corporation in 1995. Mr. Blair has over thirty years of experience working in the biopharmaceutical industry. In addition to Dyax, he co-founded Genzyme Corporation. His enzyme replacement therapy research for Gaucher disease, while at Tufts University School of Medicine, was largely responsible for Genzyme's first therapeutic program and flagship product, Cerezyme®. He also co-founded Biocode, Inc., GelTex Pharmaceuticals, Inc., and Biotage, Inc., the predecessor to Dyax Corp. Additionally, Mr. Blair has previously served on several public companies' boards, particularly during their start-up phases, including GTC Biotherapeutics, Inc., Esperion Therapeutics, Inc., Celtrix Pharmaceuticals, Inc. and DynaGen, Inc. In addition to these directorships, Mr. Blair has served on the board of overseers at Tufts University School of Medicine and the Lahey Hitchcock Clinic and was a trustee of the Harvard affiliated Center for Blood Research, Inc.

        Gustav Christensen joined Dyax as Executive Vice President and Chief Business Officer in April 2007. He oversees and leads the company's partnering strategy as well as other business development activities such as licensing and collaboration transactions. Previously, Mr. Christensen was Managing Director of Apeiron Partners, LLC, a boutique life sciences investment bank, from 2005-2007. He began his career as General Manager at Baxter Travenol Laboratories and left in 1983 to become the Vice President of Business Development at Genetics Institute Inc. from 1983-1988. Additionally, he has been the CEO or senior manager of several biopharmaceutical firms. Mr. Christensen received his Master of Science in Economics from the University of Aarhus (Denmark) and his Master of Business Administration from Harvard Business School.

        Stephen S. Galliker has served as Executive Vice President and Chief Financial Officer since 1999. From 1996 to 1999, Mr. Galliker was the Chief Financial Officer of Excel Switching Corporation, a developer and manufacturer of open switching platforms for telecommunications networks, and was Excel's Vice President, Finance and Administration from 1997 to 1999. From 1992 to 1996, Mr. Galliker was employed by Ultracision, Inc., a developer and manufacturer of ultrasonically powered surgical instruments, where he served as Chief Financial Officer and Vice President, Finance before becoming Ultracision's Chief Operating Officer. Mr. Galliker is also currently a director of Osteotech, Inc., a medical device company.

        Ivana Magovcevic-Liebisch, Ph.D., J.D. serves as our Executive Vice President of Administration and our General Counsel, and has served as an executive officer of the Company since December 2005. In addition to overseeing the Administrative departments within Dyax, she also manages the Legal and Corporate Communications departments and acts as the Assistant Secretary of the Board of Directors. She joined Dyax in April 2001 as Vice President of Intellectual Property. Dr. Magovcevic-Liebisch was Director of Intellectual Property and Patent Counsel for Transkaryotic Therapies, Inc. from 1998 to 2001. Additionally, she worked as a patent agent at Fish and Richardson and Lahive & Cockfield, two Boston patent law firms. Dr. Magovcevic-Liebisch holds a doctorate in genetics from Harvard University and a law degree from Suffolk University.

        William E. Pullman, BMedSc, MB, BS, PhD, FRACP has served as Executive Vice President and Chief Development Officer since joining Dyax in October 2007. In this position, Dr. Pullman is responsible for overseeing the clinical, regulatory and program management departments. Prior to working with Dyax, Dr. Pullman served as Senior Vice President and Chief Medical Officer at Cubist Pharmaceuticals. Previously, he served as Senior Vice President, Exploratory Development at Transform Pharmaceuticals. From 2001 to 2005, he filled various senior management positions at Sanofi-Aventis and from 1995 to 2001 held multiple director-level positions of increasing responsibility at Eli Lilly and Company. He began his pharmaceutical industry career at Pfizer as a clinical pharmacologist. Prior to that he was a practicing gastroenterologist. Dr. Pullman received his medical degree (MB, BS) from the University of Western Australia and his Ph.D. from the Australian National University, and he is a Fellow of the Royal Australasian College of Physicians.

        Clive R. Wood, Ph.D. has served as our Executive Vice President, Discovery Research since December 2005. He joined us in August 2003 as Chief Scientific Officer and Senior Vice President, Discovery Research. While continuing his previous roles within Discovery Research, he now also manages all pre-clinical product development. Prior to working with Dyax, Dr. Wood spent 17 years at Genetics Institute and its successor, Wyeth Research. There, he held a number of drug discovery positions of increasing scope and responsibility. Dr. Wood held the position of Senior Director and Acting Head of Inflammation Discovery Research at Wyeth Research in Cambridge, MA. While with Genetics Institute and Wyeth, Dr. Wood focused on respiratory diseases, transplantation, immunology, hematopoiesis and antibody technologies. Beginning in 1986, Dr. Wood worked for four years at Celltech, Ltd. and contributed to the first work on the production of recombinant antibodies. Dr. Wood also serves as an adjunct Professor in the Department of Pharmacology and Experimental Therapeutics of Boston University School of Medicine. He received his Biochemistry B.Sc. in 1982 and his Ph.D. in 1986 from Imperial College, University of London.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

        Our Compensation Committee of the Board of Directors has responsibility for establishing, implementing and maintaining the compensation program for our executive officers. For the purposes of this proxy statement, "executive officers" is intended to mean the individuals who served as our Chief Executive Officer and Chief Financial Officer during 2007, as well as the other individuals named in the Summary Compensation Table below.

Compensation Objectives and Philosophy

        The primary objectives of our executive compensation program are to attract, retain and reward executive officers who contribute to our long-term success and to maintain a competitive compensation structure as compared with similarly situated companies in the biotechnology industry. Additionally, we seek to align compensation with the achievement of business objectives and departmental and corporate performance. Incentive cash bonuses are included to encourage effective individual and departmental performance relative to our current plans and long term objectives and stock options are granted to link a portion of executive compensation with the performance of our common stock.

        In executing our executive compensation policy, we seek to reward each executive's achievement of designated objectives relating to our company's annual and long-term performance and individual fulfillment of responsibilities. While compensation survey data are useful guides for comparative purposes, we believe that a successful compensation program also requires the application of judgment and subjective determinations of individual performance. Accordingly, our Compensation Committee applies its judgment to adjust and align each individual element of our compensation program with the broader objectives of our compensation program.

Use of Compensation Consultants and Peer Group Data

        To assist our Compensation Committee in executing our executive compensation policy, our management retained Radford Surveys + Consulting, a nationally recognized compensation consulting firm, to generate competitive compensation survey data in early 2007 from a peer group of comparable companies. Our management engaged Radford solely to generate survey data. Radford did not provide any analysis or recommendations to our management or our Compensation Committee.

        We requested that Radford compile data on companies (out of its collection of data on those companies for which it has survey information) that met the following criteria: (i) primarily engaged in biotechnology, (ii) located in eastern Massachusetts, or the San Francisco Bay or San Diego, California areas and (iii) similarly sized, which we defined as having between 150 and 500 employees with a market capitalization as of February 15, 2007 of between $50 million and $500 million. We selected these criteria because we feel they are characteristics typical among the type of companies that generally recruit individuals to fill executive management positions with similar skills and background to those that we would recruit and are among the companies with whom we compete most directly for executive talent. The resulting peer group consisted of the following companies: Acambis, Antigenics, Arena Pharma, ArQule, Biomarin Pharma, Cell Genesys, Cepheid, Clinimetrics, Diversa, Genitope, Idenix Pharmaceuticals, Illumina, ImmunoGen, Intermune, Isis, Ligand, Microgenics, Monogram, Nanogen, Rigel, Symyx Technologies, Telik, Vaxgen, Viacell, Vical and Xoma, as well as Amgen Fremont and Stryker Biotech, divisions of larger biotechnology companies.

        Our Compensation Committee used summaries of this survey data to gauge whether each element of our prospective executive compensation for 2007 accomplished our objective of maintaining a competitive compensation structure as compared with similarly situated companies in the biotechnology industry.

Role of Chief Executive Officer in Compensation Decisions

        Our Chief Executive Officer evaluates the performance of the other executive officers and makes compensation recommendations to our Compensation Committee based upon those evaluations. However, our Compensation Committee ultimately determines the compensation to be paid to our executive officers, including our Chief Executive Officer. The Committee maintains full discretion to modify the recommendations of our Chief Executive Officer in determining the type and amounts of compensation paid to each executive officer.

Elements of Executive Compensation

        Our executive compensation program is comprised of three elements:

  (i)
  base salary;

  (ii)
  annual bonuses based on corporate and departmental performance; and

  (iii)
  initial, annual and other equity awards.

        Our Compensation Committee does not have any pre-established policies or targets for the allocation of these compensation elements. Instead, the amount of each element in comparison to the total compensation opportunity for each executive is largely established by competitive factors that are based upon the Committee's review of the survey data from our peer group.

        Base Salary.    We compete with many larger companies in attracting and retaining high-quality executive talent. As such, we believed that to remain competitive, 2007 base salaries should be targeted between the 50th and 75th percentile of the range of salaries for executives in similar positions and with similar responsibilities in our peer group. Consequently, base salaries are evaluated annually by our Compensation Committee in accordance with this target, and then adjusted as necessary to take into account individual responsibilities, performance and experience.

        For 2007, our Compensation Committee determined that the annual base salary for each executive officer should be adjusted for 2007 in light of the executive's respective performance, tenure and responsibilities, including promotions and changes in responsibilities, as well as independent compensation data.

        The actual base salary that was paid to each of our executive officers for service during 2007 is set forth in the Summary Compensation Table below.

        Annual Bonus.    Our Compensation Committee has the authority and discretion to award annual bonuses to our executive officers. These bonuses are intended to compensate executive officers for performance. In the first quarter of the year, the Committee establishes a target bonus for each executive officer, which is calculated as a percentage of the officer's base salary and adjusted from time to time to realign bonuses with competitive market compensation paid for similar positions in our designated peer group after taking into account individual responsibilities, performance and experience. The performance of all executive officers is then reviewed and each officer's annual bonus is determined by the Compensation Committee in the first quarter of the following year. In order to be able to respond to changes in competitive market compensation, the Committee has reserved to itself full discretion to determine the actual amount of each officer's annual bonus, notwithstanding the bonus target amount set in the first quarter of the year.

        For 2007 our Compensation Committee established a target bonus opportunity for each executive officer based on a percentage of each officer's respective base salary. The extent to which these target bonuses were achieved was subject to the discretion and judgment of the Committee, based in part upon the Chief Executive Officer's evaluation of each executive's individual performance, other than himself, and in part by the Committee's subjective assessment of performance against corporate objectives. For our Chief Executive Officer, the assessment of executive performance was based on the Committee's evaluation of corporate performance against corporate goals as well as its discretionary evaluation of Mr. Blair's performance. For our other executive officers, the assessment of executive performance was expected to be based one half on the same corporate performance evaluation, while the remaining half was to be based on the Committee's review of our Chief Executive Officer's evaluation of each officer's departmental performance against objectives determined by the Chief Executive Officer. In 2007, as in 2006, the corporate performance goals focused on progress in our principal development programs and our discovery pipeline, as well as financial goals. These goals were reviewed and adjusted during 2007 as needed to realign incentives with changes to our corporate goals and strategies.

        For 2007, our Compensation Committee set the target amounts for potential cash bonuses (determined as a percentage of base salary) as follows: 45% for Mr. Blair, our Chief Executive Officer; 40% for Mr. Christensen, our Executive Vice President and Chief Business Officer; and 37.5% for Drs. Magovcevic-Liebisch and Wood and Mr. Galliker, our other Executive Vice Presidents.

        For 2007 bonuses, our Compensation Committee considered our corporate performance against corporate goals to be a threshold which the Committee used to exercise its discretion in setting individual bonus compensation. Based in part on its independent evaluation of management's assessment of company performance against these goals, and taking into account the successful partnering of DX-2240, which resulted in a substantial collaboration agreement being entered into in early 2008, our Compensation Committee exercised its discretion to approve Mr. Blair's recommendation of upward adjustments to the bonuses for Mr. Christensen and Drs. Magovcevic-Liebisch and Wood. Based on the Compensation Committee's independent evaluation of our Chief Executive Officer, the Committee also exercised its discretion in determining the 2007 bonus for Mr. Blair. The bonuses paid to each of the executive officers for service during 2007 is set forth in the Summary Compensation Table below under the heading "Bonus."

        Equity Compensation Awards.    Our use of equity-based compensation is intended to ensure that our executive officers have a continuing stake in the long-term performance and success of our company. Our equity compensation plans have provided the principal method for our executive officers to acquire equity or equity-based interests in our company. We have not adopted stock ownership guidelines for any of our employees, and in establishing award levels for equity compensation granted in 2007, we did not consider the equity ownership levels of the recipients or prior awards that were fully vested. We believe that any reduction in annual award levels based on any such consideration could put us at a disadvantage with respect to companies in our peer group, which may try to hire away our employees by offering larger awards.

        Historically, the primary form of equity compensation awarded by us and other companies in our peer group consisted almost entirely of incentive and non-qualified stock options. We selected this form of equity compensation because of its favorable accounting and tax treatments and the near universal expectation by employees in our industry that they would receive stock options. Beginning in 2006, the accounting treatment for stock options changed as a result of Statement of Financial Accounting Standards No. 123(R), which requires the expensing of stock options. As a result, our Compensation Committee has considered alternative forms of equity compensation, such as restricted stock units and performance shares, and is continuing to monitor the mix of options and alternative equity awards used in our industry. For 2007, however, consistent with the survey data generated by Radford, we elected to continue our historical practice of granting equity awards only in the form of stock options.

        Stock Options.    The Compensation Committee administers our Amended and Restated 1995 Equity Incentive Plan, which authorizes us to grant options to purchase shares of common stock to our employees, directors and consultants. In line with our compensation philosophy, the Committee determines the size of stock option awards granted to executive officers based upon a review of competitive compensation data from our peer group and its review of individual performance and retention considerations.

        Timing of Grants.    Stock option grants are made at the commencement of employment and following a significant change in job responsibilities or to meet other special retention or performance objectives. The Compensation Committee also approves annual stock option awards to all of our employees, including executive officers. In 2007, as in prior years, annual stock option awards were made at the end of the second quarter, based upon our interim review of individual performance. In January 2008, at the recommendation of our Chief Executive Officer, the Compensation Committee approved revising the annual stock option grant schedule for all employees so that the awards will be made in conjunction with annual bonuses and salary increases when we complete performance evaluations.

        Stock option awards to newly hired employees begin to vest on the employee's first day of employment. Stock options awarded to executive officers are subject to approval by the Compensation Committee. All stock options granted by us in 2007 had an exercise price equal to the closing price of our common stock on the date of grant. All options vest monthly based upon continued employment over a four-year period, and expire ten years after the date of grant.

        In 2007, our executive officers were awarded stock options in the amounts indicated in the section entitled "Grants of Plan Based Awards". Variations in the amounts of awards to our executive officers were based on each individual's position, responsibilities and performance, as well as survey data generated from our peer group.

        Other Compensation.    Our policy has been to limit other compensation and perquisites that we provide to our executive officers. During 2007, our executive officers did not receive any benefits that were not otherwise available to all of our employees, such as our health and life insurance benefits and our 401(k) plan. In this regard, it should be noted that we do not provide pension arrangements, post-retirement health coverage, or similar benefits for our executives or employees; however, our Compensation Committee in its discretion may revise, amend or add to an executive officer's benefits if it deems it advisable to do so at any time.

Employment Agreements

        Several of our executives' compensation and other arrangements are set forth in employment letters provided to them when they joined us or were promoted to their current positions. Since the date of their respective employment letters, the compensation paid to each executive has been increased and additional compensation has been awarded. In addition, we have approved a standard form of agreement for each of our executive officers other than our Chief Executive Officer to provide them benefits in the event of termination without cause or resignation for good reason within twelve months after a change in control of our company.

Pension Benefits and Nonqualified Deferred Compensation

        We do not maintain qualified or non-qualified defined benefit plans or defined contribution plans or other deferred compensation plans for our executive officers or other employees.

Tax and Accounting Implications

Compensation Deductibility

        Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and its four other most highly compensated officers. This provision excludes certain types of "performance based compensation" from the compensation subject to the limit. We do not expect to pay any of our covered employees salary and bonus for 2007 that could exceed $1,000,000. In addition, our Amended and Restated 1995 Equity Incentive Plan contains an individual annual limit on the number of stock options and stock appreciation rights that may be granted under the plan so that such awards will qualify for the exclusion from the limitation on deductibility for performance-based compensation. We believe, however, that in some circumstances factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our company and its stockholders. Given our industry and business, as well as the competitive market for outstanding executives, we believe that it is important for us to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Accordingly, the Compensation Committee may from time to time approve components of compensation for certain executives that are not fully deductible.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, in reliance on such review and discussions, the Compensation Committee recommended to the company's Board of Directors, and the Board has approved that the Compensation Discussion and Analysis be included in this proxy statement.

                      By the Compensation Committee,

                      Thomas L. Kempner (Chair)
                      Constantine E. Anagnostopoulos
                      Susan B. Bayh
                      Henry R. Lewis

Summary Compensation Table for Fiscal 2007 and 2006

        The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers during 2007. It also includes compensation earned by a former executive officer who resigned in May 2007.

        Collectively, the persons for whom information is provided below are referred to in this proxy statement as our "Named Executive Officers".

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)		Total Compensation ($)

Henry E. Blair President, Chairman and Chief Executive Officer	2007 2006	525,000 500,000	250,000 180,000	315,167 228,716	— —		1,090,167 908,716	(2) (2)

Gustav Christensen Executive Vice President and Chief Business Officer	2007	215,000	155,000	99,519	20,000	(3)	489,519

Stephen S. Galliker Executive Vice President, Finance and Chief Financial Officer	2007 2006	301,256 289,884	47,000 92,401	122,180 136,060	— —		470,436 518,345

Ivana Magovcevic-Liebisch, Ph.D., J.D. Executive Vice President of Administration and General Counsel	2007 2006	321,803 291,870	145,000 97,047	163,829 108,498	— —		630,632 497,415

Clive R. Wood, Ph.D. Executive Vice President, Discovery Research and Chief Scientific Officer	2007 2006	320,596 300,000	130,000 94,500	191,515 147,013	— —		642,111 541,513

Thomas R. Beck, M.D. Former President and Chief Operating Officer	2007 2006	139,819 340,000	— 115,600	151,060 120,107	244,574 —	(4)	535,453 575,707

(1)
The amounts shown in this column represent the dollar amount of the expense related to stock option awards recognized by Dyax in 2007 for financial statement reporting purposes in accordance with FAS No. 123R. For further discussion of the company's accounting for its equity compensation plans, including key assumptions, see Part II—Item 8—Financial Statements and Supplementary Data—Notes to Consolidated Financial Statements, Note 9, "Stockholders' Equity," in our Form 10-K for the year ended December 31, 2007.

(2)
Mr. Blair did not receive additional compensation for his role as Chairman of the Board.

(3)
Amount paid to Mr. Christensen while he worked as a consultant to Dyax before becoming a full-time employee in April 2007.

(4)
Amount paid to Dr. Beck while he worked as a consultant to Dyax for the remainder of 2007 following his resignation in May 2007.

Grants of Plan Based Awards for 2007

        The following table sets forth certain information regarding all of the options awarded to our Named Executive Officers during 2007. All of these options were awarded under our Amended and Restated 1995 Equity Incentive Plan. No awards were granted to Dr. Beck in 2007.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(1)	Grant Date Fair Value of Option Awards ($)(2)

Henry E. Blair Stock Option Issuance	7/2/2007	200,000	4.200	608,280

Gustav Christensen Stock Option Issuance Stock Option Issuance Stock Option Issuance	3/13/2007 4/26/2007 7/2/2007	40,000 80,000 75,000	3.840 4.520 4.200	112,728 265,912 228,105

Stephen S. Galliker Stock Option Issuance	7/2/2007	25,000	4.200	76,035

Ivana Magovcevic-Liebisch, Ph.D., J.D. Stock Option Issuance Stock Option Issuance	5/16/2007 7/2/2007	50,000 60,000	4.480 4.200	164,725 182,484

Clive R. Wood, Ph.D. Stock Option Issuance	7/2/2007	100,000	4.200	304,140

(1)
Reflects the closing price of our common stock on the day prior to the grant date.

(2)
Grant date fair value is determined using the Black-Scholes Option Pricing Model.

Outstanding Equity Awards at Fiscal Year-End 2007

        The following table summarizes the outstanding equity award holdings of our Named Executive Officers.

	Number of Securities Underlying Unexercised Options (# Exercisable)(1)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($/Sh)		Option Expiration Date

Henry E. Blair	25,000 30,000 90,000 100,000 30,000 55,000 140,000 93,750 42,500 20,833	0 0 0 0 0 0 0 56,250 77,500 179,167	$ $ $ $ $ $ $ $ $ $	2.00 2.00 17.50 10.40 1.36 3.36 11.41 4.52 2.94 4.20	12/11/2008 10/29/2009 12/15/2010 12/14/2011 10/10/2012 7/22/2013 6/28/2014 6/28/2015 7/3/2016 7/2/2017

	627,083	312,917

Gustav Christensen	7,500 13,333 7,813	32,500 66,667 67,187	$ $ $	3.84 4.52 4.20	3/13/2017 4/26/2017 7/2/2017

	28,646	166,354

Steven S. Galliker	126,858 39,178 40,000 35,000 27,500 75,000 46,875 21,250 2,604	0 0 0 0 0 0 28,125 38,750 22,396	$ $ $ $ $ $ $ $ $	2.00 17.50 10.40 1.36 3.36 11.41 4.52 2.94 4.20	10/29/2009 12/15/2010 12/14/2011 10/10/2012 7/22/2013 6/28/2014 6/28/2015 7/3/2016 7/2/2017

	414,265	89,271

Ivana Magovcevic-Liebisch, Ph.D., J.D.	12,000 7,812 25,000 18,281 40,000 60,000 37,500 6,250 21,250 6,250	0 0 0 0 0 0 22,500 6,250 38,750 53,750	$ $ $ $ $ $ $ $ $ $	7.04 3.80 1.36 3.36 6.90 11.41 4.52 4.31 2.94 4.20	10/26/2011 5/16/2012 10/10/2012 7/22/2013 10/16/2013 6/28/2014 6/28/2015 12/8/2015 7/3/2016 7/2/2017

	234,343	121,250

Clive R. Wood, Ph.D.	40,625 25,000 75,000 46,875 6,250 21,250 10,417	0 0 0 28,125 6,250 38,750 89,583	$ $ $ $ $ $ $	2.95 6.90 11.41 4.52 4.31 2.94 4.20	8/1/2013 10/16/2013 6/28/2014 6/28/2015 12/8/2015 7/3/2016 7/2/2017

	225,417	162,708

Thomas R. Beck, M.D.(2)	2,500 2,500 5,000 5,000 5,000 80,000 11,786 8,214 1,902 23,098 38,562 61,438	0 0 0 0 0 0 0 0 0 0 0 0	$ $ $ $ $ $ $ $ $ $ $ $	6.62 5.20 4.34 3.90 4.46 4.59 4.59 4.59 4.31 4.31 2.94 2.94	2/10/2010 2/10/2010 2/10/2010 2/10/2010 2/10/2010 2/10/2010 2/10/2010 2/10/2010 2/10/2010 2/10/2010 2/10/2010 2/10/2010

	245,000	0

(1)
These options vest in 48 substantially equal monthly installments beginning on the date of grant. All option grants have a term of ten years.

(2)
Per Dr. Beck's Separation, Release and Consulting Services Agreement, dated May 2, 2007, all of Dr. Beck's options that were outstanding and vested as of the effective date of the agreement will remain exercisable until two years subsequent to the termination of the agreement. The agreement terminated on February 10, 2008.

Option Exercises and Stock Vested in 2007

        During 2007, there were no options exercised by, and no stock vested with, our Named Executive Officers, except as disclosed in the following table:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)

Henry E. Blair(1)	43,700	93,654	N/A	N/A

(1)
Mr. Blair exercised 47,300 options on March 14, 2007, with an exercise price of $1.53 and market price of $3.51.

Director Compensation

        The following table sets forth a summary of the compensation we paid to our non-employee directors during 2007. Directors who are also our employees receive no additional compensation for Board service.

Name	Fees Earned or Paid in Cash($)	Option Awards ($)(1)(2)	All Other Compensation($)	Total($)

Constantine E. Anagnostopoulos, Ph.D.	36,500	27,148	0	63,648

Susan B. Bayh	34,000	27,021	0	61,021

James W. Fordyce	43,153	36,747	0	79,900

Mary Ann Gray, Ph.D.	43,347	36,474	0	79,821

Henry R. Lewis, Ph.D.	51,153	27,148	0	78,301

Thomas L. Kempner	40,347	36,474	0	76,821

David J. McLachlan	48,000	27,148	0	75,148

(1)
This column shows the dollar amount of compensation costs recognized during the fiscal year in accordance with FAS No. 123R on stock options.

(2)
The following aggregate number of option shares were subject to options outstanding as of December 31, 2007 for each director included in the table:

Director	Option Shares

Constantine E. Anagnostopoulos, Ph.D.	104,060

Susan B. Bayh	75,000

James W. Fordyce	79,020

Mary Ann Gray, Ph.D.	51,000

Henry R. Lewis, Ph.D.	104,060

Thomas L. Kempner	92,060

David J. McLachlan	94,500

        We review the level of compensation of our non-employee directors on an annual basis. To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources, including:

  •
  publicly available data describing director compensation in peer companies;

  •
  survey data collected by our human resources department; and

  •
  information obtained directly from other companies.

        Director Fees.    Those of our directors who are not employees of Dyax receive compensation for their services as directors in the form of an annual retainer of $20,000, payable in quarterly installments, a fee of $2,000 for each Board meeting attended ($1,000 for attendance by conference call), and a fee of $1,000 for each committee meeting attended ($500 for attendance by conference call), other than meetings of the Nominating and Governance Committee held in conjunction with a Board meeting, plus reimbursement for travel expenses. In 2007 we paid non-employee directors who served as the chairman of a committee of the Board of Directors an additional $7,000 per year except that in the case of the Chairman of the Audit Committee it was $10,000. All other non-employee directors who serve on a committee of the Board of Directors received an additional $3,000 per year.

        Stock Options.    In addition, our non-employee directors elected at the 2007 Annual Meeting automatically received stock options under our Amended and Restated 1995 Equity Incentive Plan to purchase 12,000 shares of our common stock for each year of their three-year term. Non-employee directors elected between annual meetings automatically receive options to purchase 12,000 shares of our common stock for each year or portion of a year remaining in the three-year term of the class of directors to which they have been elected. Stock options granted by us to our non-employee directors have an exercise price equal to the closing price of our common stock on the date of the annual meeting, vest monthly based upon continued service over a three-year period, and generally expire ten years after the date of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        The following tables shows the potential payments due to our executive officers (i) upon termination of their employment prior to a change in control and (ii) upon termination of their employment within 12 months following a change of control; assuming such termination were to have occurred as of December 31, 2007.

	Termination Without Cause(1) Not in Connection with a Change in Control
	Salary ($)	Bonus ($)(2)	Benefits ($)(3)	Total ($)
Gustav Christensen	162,500	155,000	8,728	326,228
Stephen S. Galliker	150,740	47,000	5,902	203,642
Ivana Magovcevic-Liebisch, Ph.D., J.D.	162,500	145,000	8,235	315,735
Clive R. Wood, Ph.D.	160,500	130,000	5,529	296,029

(1)
"Cause" is defined as gross neglect in the performance of the executive's duties or the commission by the executive of an act of dishonesty or moral turpitude in connection with his or her employment, as determined by our Board of Directors.

(2)
Represents obligation to pay bonus earned in fiscal 2007. These executive officers are also entitled to payments for any accrued vacation time in the event of a termination without cause.

(3)
Consists of health and dental benefits.

	Termination within 12 Months Following a Change in Control(1)
	Salary ($)	Benefits ($)(2)	Outplacement Services ($)	Accelerated vesting on all unvested options ($)(3)	Total ($)
Gustav Christensen	162,500	6,002	12,000	507,226	687,728
Stephen S. Galliker	150,740	6,292	12,000	209,321	378,353
Ivana Magovcevic-Liebisch, Ph.D., J.D.	162,500	8,625	12,000	455,590	638,715
Clive R. Wood, Ph.D.	160,500	9,118	12,000	419,606	601,224

(1)
"Change in control" is defined as (a) the acquisition of 50% or more of our common stock (including shares convertible into common stock) by any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), (b) a merger or similar combination after which 50% or more of our voting stock or any other surviving corporation that is a successor to us is not held by the persons having beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of us immediately prior to such merger or combination, or (c) the sale, lease, or exchange of all or substantially all of our property or assets, or our dissolution or liquidation.

(2)
Consists of health and dental benefits and life insurance coverage. The value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2007 and is valued at the premiums in effect on December 31, 2007.

(3)
Consists of the dollar amount of compensation costs related to options at December 31, 2007.

        Under our existing agreements with executive officers, if any of Messrs. Christensen or Galliker or Drs. Magovcevic-Liebisch or Wood is terminated without cause, they will be entitled to receive, as severance, their current base salary and certain additional benefits for a period of six months following such termination.

        In addition, each of Messrs. Christensen and Galliker and Drs. Magovcevic-Liebisch and Wood are entitled to certain benefits under specified conditions if they are terminated in connection with, or within 12 months after, a change in control of the company. Under their agreements, these officers are entitled to receive, as severance, their base salary for a period of six months if they are terminated without cause, or if they resign for good reason due to a material diminution of their duties, a reduction in their base salary, or a relocation of their place of business that is more than 50 miles from their prior place of business. Additionally, following the termination of any of these officers' employment in connection with a change in control, the officers' outstanding unvested options will be fully accelerated and they will be entitled to receive full benefits during that six-month period, as well as outplacement services. In addition, the officers are entitled to these benefits if we terminate their employment within 90 days prior to a change in control, if their termination was a condition to the change in control transaction.

        Dr. Beck did not receive any payments as a result of the termination of his employment in May 2007. He served as a consultant to the Company from May 2007 to February 2008.

        We do not have any offer letter or other agreement relating to Mr. Blair's employment relationship with the Company.

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to Dyax's audited financial statements for the year ended December 31, 2007.

        The purpose of the Audit Committee is to assist the Board in fulfilling its responsibility to oversee Dyax's accounting and financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.dyax.com. The Audit Committee is comprised entirely of independent directors as defined by applicable NASDAQ Stock Market standards.

        Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon. The Committee's responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP.

        In the course of its oversight of Dyax's financial reporting process, the Audit Committee:

  •
  reviewed and discussed with management and PricewaterhouseCoopers LLP Dyax's audited financial statements for the fiscal year ended December 31, 2007;

  •
  discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

  •
  received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

  •
  reviewed with management and PricewaterhouseCoopers LLP Dyax's critical accounting policies;

  •
  discussed with management the quality and adequacy of Dyax's internal controls;

  •
  discussed with PricewaterhouseCoopers LLP any relationships that may impact their objectivity and independence; and

  •
  considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with its maintaining its independence.

        Based on the foregoing review and discussions, the Committee recommended to the Board of Directors that the audited financial statements be included in Dyax's Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

                      By the Audit Committee,

                      David J. McLachlan, Chair
                      James W. Fordyce
                      Mary Ann Gray
                      Henry R. Lewis

Audit Fees

        PricewaterhouseCoopers LLP, an independent registered public accounting firm, examined our financial statements for the year ended December 31, 2007. The Board of Directors has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Representatives of PricewaterhouseCoopers LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.

        The aggregate fees for audit and other services provided by PricewaterhouseCoopers LLP for fiscal years 2007 and 2006 are as follows:

	2007	2006
Audit Fees(1)	$559,018	$556,500
Audit-Related Fees(2)	27,000	62,000
All Other Fees(3)	1,500	1,500

Total	$587,518	$620,000

    (1)
    Audit fees represent fees for professional services provided in connection with the audit of our financial statements and review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.

    (2)
    Audit-related fees consisted primarily of accounting consultations, services related to a business divestiture and other attestation services.

    (3)
    All other fees include technical research materials.

        For fiscal years 2007 and 2006, we also incurred fees of $88,000 and $134,000, respectively, to Protiviti, Inc., an external consulting firm retained to assist us in preparing for the audit of our internal control procedures under Section 404 of the Sarbanes-Oxley Act of 2002. This amount is in addition to the fees paid to PricewaterhouseCoopers LLP and does not reflect any allocation of the time and costs incurred internally in connection with the audit of our internal control procedures.

        Our Audit Committee has adopted procedures requiring the pre-approval of all non-audit (including tax) services performed by our independent registered public accounting firm in order to assure that these services do not impair the auditor's independence. These procedures generally approve the performance of specific services subject to a cost limit for all such services. This general approval is to be reviewed, and if necessary modified, at least annually. Management must obtain the specific prior approval of the Audit Committee for each engagement of the independent registered public accounting firm to perform other audit-related or other non-audit services. The Audit Committee does not delegate its responsibility to approve services performed by the independent registered public accounting firm to any member of management.

        The standard applied by the Audit Committee in determining whether to grant approval of any type of non-audit service, or of any specific engagement to perform a non-audit service, is whether the services to be performed, the compensation to be paid therefore and other related factors are consistent with the independent registered public accounting firm's independence under guidelines of the SEC and applicable professional standards. Relevant considerations include whether the work product is likely to be subject to, or implicated in, audit procedures during the audit of our financial statements, whether the independent registered public accounting firm would be functioning in the role of management or in an advocacy role, whether the independent registered public accounting firm's performance of the service would enhance our ability to manage or control risk or improve audit quality, whether such performance would increase efficiency because of the independent registered public accounting firm's familiarity with our business, personnel, culture, systems, risk profile and other factors, and whether the amount of fees involved, or the non-audit services portion of the total fees payable to the independent registered public accounting firm in the period would tend to reduce the independent registered public accounting firm's ability to exercise independent judgment in performing the audit.

        All of the non-audit services rendered by PricewaterhouseCoopers LLP with respect to the 2007 fiscal year were pre-approved by the Audit Committee in accordance with this policy.

Other Matters

        The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice appended to this proxy statement. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

STOCKHOLDER MATTERS

Stockholder Recommendations for Director Nominations

        Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should provide the following information to the Chair of the Nominating and Governance Committee, Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139: (a) a brief statement outlining the reasons the nominee would be an effective director for Dyax; (b) (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation or employment of the candidate for the past five years, as well as information about any other board of directors and board committees on which the candidate has served during that period, (iii) the number of shares of Dyax stock, if any, beneficially owned by the candidate and (iv) details of any business or other significant relationship the candidate has ever had with Dyax; and (c) (i) the stockholder's name and record address and the name and address of the beneficial owner of Dyax shares, if any, on whose behalf the proposal is made and (ii) the number of shares of Dyax stock that the stockholder and any such other beneficial owner beneficially own. The Committee may seek further information from or about the stockholder making the recommendation, the candidate, or any such other beneficial owner, including information about all business and other relationships between the candidate and the stockholder and between the candidate and any such other beneficial owner.

Deadline for Stockholder Proposals and Director Nominations

        In order for a stockholder proposal to be considered for inclusion in Dyax's proxy materials for the 2009 Annual Meeting of Stockholders, it must be received by Dyax at 300 Technology Square, Cambridge, Massachusetts 02139 (or such other address as is listed as Dyax's primary executive offices in its periodic reports under the Securities Exchange Act of 1934) no later than December 18, 2008.

        In addition, Dyax's Bylaws require a stockholder who wishes to bring business before or propose director nominations at the 2009 Annual Meeting of Stockholders to give advance written notice to Dyax's Secretary not less than 45 days nor more than 60 days before the meeting; provided, however, that if less than 60 days' notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Assuming the 2009 Annual Meeting of Stockholders is held on May 21, 2009, this would require that the advance written notice would need to be given between March 23, 2009 and April 6, 2009.

Expenses of Solicitation

        We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of common stock. In addition to the use of mails, proxies may be solicited by officers and any of our regular employees in person or by telephone, facsimile or e-mail. We may also hire a proxy solicitation company to assist us in the distribution of proxy materials and the solicitations of votes described above. We will also bear the expenses of any proxy solicitation company that we engage.

(FRONT OF PROXY CARD)

DYAX CORP.
2008 ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned stockholder of Dyax Corp. hereby appoints Henry E. Blair, Stephen S. Galliker, Ivana Magovcevic-Liebisch and Nathaniel S. Gardiner, or any one of them, with full power of substitution in each, as proxies to cast all votes which the undersigned stockholder is entitled to cast at the annual meeting of stockholders (the "2008 Annual Meeting") to be held at 2:00 p.m., local time on Thursday, May 15, 2008, at the offices of Dyax Corp., 300 Technology Square, Cambridge, Massachusetts 02139, and at any adjournments of the meeting, upon the following matters. The undersigned stockholder hereby revokes any proxy or proxies heretofore given.

        This proxy will be voted as directed by the undersigned stockholder. Unless contrary direction is given, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR ratification of the appointment of Dyax's independent registered public accounting firm as described in Proposal 2, and in accordance with the determination of a majority of the Board of Directors as to any other matters that may properly come before the meeting or any adjournments thereof. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering either a written notice of revocation of the proxy or a duly executed proxy bearing a later date to the Secretary, or by attending the 2008 Annual Meeting and voting in person. The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the 2008 Annual Meeting.

If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.

(CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE.)

(REVERSE OF PROXY CARD)

ANNUAL MEETING OF STOCKHOLDERS OF

DYAX CORP.

MAY 15, 2008

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:     •

  1.
  To elect three Class II directors to serve until the 2011 Annual Meeting of Stockholders:

Nominees:
FOR ALL NOMINEES	James W. Fordyce Mary Ann Gray
WITHHOLD AUTHORITY FOR ALL NOMINEES	Thomas L. Kempner
FOR ALL EXCEPT (See instructions below)
  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as Dyax's independent registered public accounting firm for the 2008 fiscal year.

    FOR

    AGAINST

    ABSTAIN

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here:     •

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder:	Date:

Signature of Stockholder:	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in partnership name by authorized person.

QuickLinks

DYAX CORP. 300 TECHNOLOGY SQUARE CAMBRIDGE, MA 02139 (617) 250-5500
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held May 15, 2008
DYAX CORP.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 15, 2008
Share Ownership
PROPOSAL 1 ELECTION OF DIRECTORS
THE BOARD RECOMMENDS A VOTE FOR THE THREE DIRECTOR NOMINEES
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
CORPORATE GOVERNANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
AUDIT COMMITTEE REPORT
STOCKHOLDER MATTERS